COMPANY PRESS RELEASE

Gum Tech Announces Withdrawal of Journal Article

WOODLAND HILLS, Calif., Nov. 4 /PRNewswire/ -- Gel Tech, a joint venture of Gum Tech, International (Nasdaq: GUMM - news) and Bio Delivery Technologies, announced today that the American Journal of Infection Control (AJIC) is withdrawing the manuscript "The effect of direct application of ionic zinc nasal spray gel on the duration of the common cold" from publication. The Journal had planned on using the study in a future issue.

According to Elaine Larson, editor of AJIC, the peer review process was in order and the manuscript was reviewed by experts in the field. It followed an accepted blind review process. However, based on the pre-release of data and related issues not in compliance with the established policies and copyright regulations of the Journal, the manuscript has been withdrawn from publication.

"This in no way reflects on the positive results or the integrity of the study," said Dr. Charles Hensley, scientific affairs director at Gel Tech. The initial internal study found that Zicam significantly reduced the duration of the common cold.

Hensley said, "We are continuing our research on Zicam with a separate large-scale independent clinical study. We expect the results of that study to be announced in the near future and submitted for publication at a later date in compliance with all required protocols."


Gum Tech Forward-Looking Statement:

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the positive results of the Company's internal clinical study on Zicam, the ability of Zicam to reduce the duration of the common cold, and the expected time that any separate independent clinical results will be announced and whether or not those results will be submitted for publication. These forward-looking statements are based on the Company's expectations and are subject to a number of risks and uncertainties, many of which cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Factors that could cause actual results to differ materially from the Company's expectations include the possibility that pending clinical trials will produce less favorable than anticipated results regarding the efficacy of Zicam, the possibility that users of Zicam may not realize the results suggested by the internal clinical study, the possibility that the outcome of any large-scale independent clinical study may be less positive than the results suggested by the initial internal clinical study, and the possibility that any studies submitted by the Company for publication may not be accepted or may be rejected. Other factors that could cause actual results to differ materially from the Company's expectations are described in the Company's reports filed pursuant to the Securities Exchange Act of 1934.